Exhibit 99.2
CORPORATE PARTICIPANTS
Mark Mumford
P.F. Chang’s China Bistro, Inc. — CFO
Rick Federico
P.F. Chang’s China Bistro, Inc. — CEO
Russell Owens
P.F. Chang’s China Bistro, Inc. — EVP, President — Pei Wei
Bert Vivian
P.F. Chang’s China Bistro, Inc. — President — PF Chang’s
CONFERENCE CALL PARTICIPANTS
Ashley Woodruff
FBR — Analyst
John Glass
CIBC World Markets — Analyst
David Tarantino
Robert W Baird — Analyst
Sharon Zackfia
William Blair — Analyst
Destin Tompkins
Morgan Keegan — Analyst
Joe Buckley
Bear Stearns — Analyst
Nicole Miller
Piper Jaffray — Analyst
Bryan Elliott
Raymond James — Analyst
Matt DiFrisco
Thomas Weisel Partners — Analyst
Paul Westra
Cowen & Co — Analyst
Larry Miller
RBC — Analyst
PRESENTATION
Operator
Good afternoon and welcome to P.F. Chang’s China Bistro third quarter 2007 earnings release conference call. Your lines have been placed on listen only until the question and answer session of the conference. (OPERATOR INSTRUCTIONS). Today’s call is being recorded. If you have any objections, you may disconnect at this time. I would now like it turn the call over to Mr. Mark Mumford, Chief Financial Officer of P.F. Chang’s China Bistro. Please go ahead, sir.

Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
Hello, everyone. Welcome to P.F. Chang’s third quarter 2007 conference call. Before we get started, I just want to remind you we expect to file our form 10-Q later this week, and as described in that document, the industry we operate in is full of risks and uncertainties. Throughout this call, we may make forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Our actual results could differ materially from those stated or implied in forward-looking statements as a result of the factors detailed in today’s press release and in our filings with the SEC. With that, I will turn the call to our CEO, Rick Federico, to begin.
Rick Federico - P.F. Chang’s China Bistro, Inc. — CEO
Thanks, Mark, and welcome. Joining me today are Bert Vivian, President of P.F. Chang’s, Russell Owens, President of Pei Wei Asian Diner, Mike Walburn, our Chief Administrative Officer, and Mark Mumford, our CFO. This morning, I will have some brief opening remarks, followed by Russell’s update on Pei Wei, Bert’s on the Bistro, and we’ll close with Mark’s financial review.
From a macroeconomic perspective, things did not improve and if anything it happens like these challenges will be with us longer than we originally thought. Our current trends are not as good as we had forecasted, forcing us to adjust accordingly. Looking at our third quarter, both brands were on plan through the first two periods. However, September was dramatically different, and the majority of our sales short fall came in that period. The September sales softness has extended into October, and our revised forecast for the next quarter reflects a continuation of that trend. The continued pressure on the consumer, coupled with rising costs for labor and products is causing us to rethink our strategies and our outlook for upcoming quarter and for 2008. Mark will provide the financial implications for our fourth quarter in a minute, but given some of the current uncertainties, we are still working through our thoughts for 2008.
Let me take a minute to address some of our broader strategic thoughts. As you know, we continue to believe there is an opportunity for the Company to develop or acquire a Japanese restaurant that would provide us future growth. We have invested time and dollars simultaneously exploring both paths. First, we developed Taneko, and we have been negotiating with the founders of a complimentary Japanese business attempting to perform a mutually beneficial partnership. We did not reach an agreement, and at this time we do not intend to pursue this further. Additionally, our time payable for the decision on our Taneko business has not changed, and we expect a decision by the end of the year.
This is not the right time for us to dilute our attention away from our core businesses and my efforts are best spent in two areas: First, focusing with Russell and KC on improving pa weigh operating results, and secondly ensuring the long-term brand relevance of our Bistro business. Our Pei Wei business is blessed with high sales and very very solid guest acceptance. Sales per square foot, sales to investment ratios and average unit volumes are all very positive. Additionally, Pei Wei runs very attractive cost of sales; however, those high volumes are required to produce a reasonable return, and with a small miss on the sales line, the returns not as attractive. Simply put, we need to continue to drive activities that support top line growth but we must improve margins at the same time.
Within Pei Wei there are two operational areas of focus. First, we need to improve the expertise and operational maturity level of our management team. If we do not achieve our first goal, it will be very difficult to hit the second, which is, we need to redefine our labor models and improve both hourly level and managerial productivity at the unit levels. Pei Wei’s operational leadership is crafting and testing initiatives to make a difference in both of these areas, and I expect to see incremental improvements over the next several quarters. Additionally, we intend to support our Pei Wei margins with an approximate 2% price increase in 2008.
Given the challenge of improving margins at Pei Wei, we believe trimming back new unit growth will help us achieve our objectives and improve the concept’s profitability in 2008 and beyond. In 2008, we will open 25 new Pei Wei rather than the 37 we discussed on last quarter’s call. Our belief is the best long-term strategy for Pei Wei is to take care of the short-term. These 25 restaurants represent our current signed leases plus a couple of strategic stores that help enhance our market penetration. With one exception, these restaurants will be opened in markets where we already operate other Pei Wei restaurants. This will allow us to further develop our brand presence, leverage our marketing spend, and reduce our preopening costs on a per-unit basis. This reduction also allows us to focus on the priority of improving our operating results to better develop and season our operations team and still be positioned for future growth.
As you recall from prior conversations around the Bistro, our approach has been to implement sales building initiatives knowing when the current cycle ran its course we would be well-positioned in the marketplace. Tactics like expanding our menu offering through the Grill, improving product presentations with New China, redefining our service strategy, driving incremental sales through our many desserts, testing strategic marketing, and increasing operational focus through the addition of our Chief Operating Officer, all carried incremental expenses in 2007 that we expect to produce reasonable returns in the future. These continue to be the right things to do for the Bistro, and each initiative is reaching a level of completion and should be fully functional early in 2008. On a positive note, our early marketing tests at both concepts have produced positive results. We look forward to expanding these efforts over the next couple of quarters in support of our Grill rollout and other initiatives, and Bert and Russell will provide updates in their specific comments.
Finally, we are faced with a challenged operating environment. We’re facing rising costs of doing business, and while at the same time, are revising operational strategies to improve margins in our business. There are no quick fix solutions, but I am confident our leadership is focused and is executing the appropriate plans designed to strengthen our results. As you know, we recently completed our $150 million credit facility. In 2008, overall CapEx will be approximately $20 million less than this year, and we expect our businesses to generate between 15 and $20 million in free cash. In spite of the current headwinds, we believe in the long-term prospects of our business, and we have increased our authorization to buy back P.F. Chang’s stock from $50 million to $100 million. We plan to execute our repurchase as opportunities present themselves.

I will pass it to Russell for his update.
Russell Owens - P.F. Chang’s China Bistro, Inc. — EVP, President — Pei Wei
Thanks, Rick. I want to first review some key points regarding the third quarter results, followed by our current thoughts around the fourth quarter and finally a quick snapshot into our 2008 development targets. Our third quarter revenues increased by 34% to $61.7 million, $1 million below our forecast for the quarter, the shortfall driven by new unit opening rates and lower than expected comp sales gains. Same-store sales were forecasted to be a positive 0.8% and came in at negative 1%. Comp sales for July and August were trending on forecast. September’s results of negative 1.4% were disappointing, and our worst comp sales month of 2007.
Looking at a layer beneath the negative 1% performance for the quarter shows two stories with a very different theme. In the markets of California, Arizona, Nevada and Dallas where there has been much discussion and speculation as the impact of the weak housing market, we are down 5.2% in total. Those markets make up 52% of our comp restaurant base. In the remaining 48% of our comp restaurants, representing 14 markets across the country, our comp sales for the quarter were positive 4.8%. While having half of your restaurants down is never a good thing, there are some positive trends in many of our markets.
In the area of new unit opening rates there is also a story within a story. Overall average weekly sales for the quarter were $33,300, below our forecasted expectations. Within the 30 openings this year, 11 units opened in what we consider mature or adequately penetrated markets, averaged $41,700 per week. The eight units in older but less penetrated markets averaged $31,000 per week and the 11 locations in our new markets averaged just under $27,000 per week. Although this trend is not new news, it continues to support our belief that better unit penetration in markets will meaningfully help results and gives us confidence that our current development strategy and focus is on target as we gain presence in a market our new stores consistently open at increasingly higher average weekly sales rates.
Regarding the balance of the results for the quarter, our restaurant operating income margin of 1.5% was better than our forecasted 1%. Cost of sales were better than anticipated, labor costs a little worse due to continued wage pressure and sales deleverage, but most of the variance was due to marketing timing. As rollout time frames got close to Labor Day, we chose to delay their implementation until after the holidays. Thus many tactics began September 10th or later, some not even until October, since our plan was to layer different mediums in a building fashion over several weeks or months. Over $600,000 of spend forecasted for September will not hit our financials until the fourth quarter resulting in operating expenses being significantly below our expectations in the third quarter. Just remember that fact when we talk about the upcoming quarter. Bottom line, we expected to lose $1.2 million, our net loss is $1.1 million, lower sales offset by less marketing spend.
Looking at the fourth quarter of 2007, we made the following changes in our outlook. We expect to open seven new restaurants this quarter resulting in 37 new openings for the year. In fact, five of the seven restaurants are already open. We only have two remaining. Given the challenging consumer environment that continues and the trends we’ve seen in September and thus far in October, we have lowered our same-store sales expectations from positive 0.8 in the fourth quarter to a negative 0.4. Again, October results to date in our weakest markets of California, Arizona and Nevada have not improved versus September. In fact, they’ve actually gotten a bit worse. We’ve adjusted as usual our 2007 new unit sales to reflect actual run rates for all the restaurants open thus far.
A summary of our marketing initiatives that are active this quarter are as follows: we will spend $220,000 dollars in billboards. We will spend $100,000 testing drive time radio. We’ll spend $100,000 in online advertising. We’ll spend $300,000 in direct mail, and we’ll spend $140,000 in outdoor PR and other various tactics. This $860,000 will be used either in market-wide or targeted unit tactics in Minneapolis, Detroit, Dallas, Phoenix, Houston, and Philadelphia in a variety of combinations. These programs began in some markets on September the 10th, while other markets have yet to begin.
It is too early to see any completed results and draw conclusions, but as Rick said, we’re encouraged by the initial responses to our first tests in Minneapolis, Houston, and Detroit. Dallas and Phoenix have just hold rolled out this week, and Philadelphia begins in November in conjunction with our second opening in that market. Most other cost categories are similar to previous expectations with minor adjustments. In summary, all of these adjustments adjustments result in Pei Wei lowering our revenue expectation for the fourth quarter by $3.6 million our earnings by $0.05, $0.03 due to lower sales projections and $0.02 due to the shift in the marketing costs.
Now let’s discuss our 2008 development targets. As Rick mentioned, we have revised our opening goals from 35 to 38 down to 25 for next year. As we’ve consistently stated, we will monitor and adjust our pace of growth to protect and ensure that we do not outstrip our ability to higher develop and staff our restaurants. Also ensuring we adequately support our rapid growth. Operationally, we have two primary objectives currently, season and continue to develop our management team, and find operational efficiencies and improvements that enable us to deliver our return targets at average weekly sales volumes below our current results. It is always hard to do both, grow aggressively and improve efficiencies. Given the current macro environment as well as our internal challenges caused by our rapid growth, we believe slowing down is the right thing to do at this time. It will significantly increase our chances of finding meaningful improvements in how we run the brand. Specific actions are currently being developed and details will be provided as we evaluate results and determine the timing.
What I can tell you in broad strokes is that our goal is to get the concept economics back to where it was a couple of years ago, where we can comfortably hit our return hurdles at 36 to $37,000 per week in sales versus the reality of today’s pressures on both the top line and margins where we need to be doing closer to $40,000 per week. While our mature restaurants opened prior to 2005 are doing quite well and hitting all of our goals, the classes of ‘05, ‘06, and ‘07 to date are not, and they represent a significant portion of our system. We need to evolve the way we fundamentally operate these restaurants in order for them to perform better at lower sales volumes. We will also continue to do all we can to grow the top line, and we will not change anything near term that will inhibit our ability to grow sales over the long-term.

The 25 locations we intend to open will be focused on improving penetration levels in our new and underpenetrated markets. 19 of those 25 restaurants for next year are located in these types of markets, newer, under penetrated markets. The remaining six will be in existing well-penetrated markets selectively chosen and not intend to do cannibalize any existing restaurants. We’ll be providing more detail when we announce our 2008 plan. With that, I will turn it over to Bert.
Bert Vivian - P.F. Chang’s China Bistro, Inc. — President — PF Chang’s
Good morning, everyone. Thank you for joining us today. At the the Bistro, at least to a certain degree, the third quarter was a continuation of the second quarter. The soft demand for our product, coupled with rising costs produced results less than our expectations. I will hit the third quarter low lights in broad strokes, explain our thinking as it relates to the fourth quarter and finish up with a look into next year.
The Bistro third quarter revenues were less than our forecast by roughly 0.5% or $1.1 million. Sales weeks were four weeks shy of our forecast, consequently, about 35% of our revenue short fall was due to delays in our development pipeline. Comp store sales declined 160 basis points versus our forecasted decline of about 130 basis points. As we mentioned before, our Bistro business has struggled in the western portion of the country, particularly in the states of California, Nevada, and Arizona. In the third quarter, our comp sales in these three states were down 6%, 6%, and 5% respectively.
At the end of the third quarter, we operated in 36 states. 19 of those states had positive year-over-year sales trends with 17 on the flip side. Other than our weakness in the western states, the softest section of the country runs north and south along the Mississippi River. The eastern seaboard remains strong as well as the great state of Texas. Sequentially through the quarter, we are right on track through July and August. Traffic patterns showed modest improvement to the first nine weeks of the quarter, and then reversed course during September. The last two to three weeks of September were our softest traffic trends of the quarter.
As many of you know, we began rolling out a new Grill menu in the second quarter. Our original plan was to try and complete the Grill installation in roughly half of our system this year, with the remaining restaurants being outfitted next year. Well, we’ve accelerated the process just a bit. Currently we have 115 Grills in place, and expect another 25 or so to be installed by year-end, which remits about 80% of our system. We changed our thoughts for two reasons.
First and foremost, the Grill has proven to be positive for our business. The second reason is unfortunately a reflection of the challenges we have faced this year. Implementing the grill requires a number of procedural and equipment changes, both of which are disruptive and inefficient in the short-term. We originally planned to spread this pain over a two-year period in the hope that we could finesse our way around some of the inherent cost pressures. With sales remaining stubbornly soft, we have lost our ability to manage our way through this.
Consequently, we have decided to step on the gas and take the bulk of our medicine in the third and fourth quarter of this year, which will only leave a teaspoon or two of unpleasantness for next year. This decision causes pressure in two areas, our labor line and in D&A. Our labor line is impacted through inefficient labor scheduling associated with our cook line procedural changes and additional training hours relating to the Grill. D&A has been impacted as we have prematurely removed some equipment from operation. In the third quarter, we wrote off about $150,000 or so in equipment and you will probably see a similar number to that in the fourth quarter.
Now, if that wasn’t enough, we also had wage rate issues. Coming into the quarter we were expecting wage rate pressure of about 4 to 5%. What came to pass was just shy of a 9% increase over last year. Coupled with our scheduling in-efficiencies around the grill, we absorbed about $1 million of unexpected hourly labor costs during the quarter. Throw in a fire at our national location which probably cost us another $150,000 to $200,000 and a heavier than expected R&M schedule, and the quarter was officially one to forget.
What does all this mean for the fourth quarter? From where we sit today I would not expect our sales or cost trends to change directions over the next few months. The weakness in our western states shows no sign of abating. Moreover, we’re now seeing the first cracks in what has been a very strong Florida market. Coupled with the calendar loss of New Year’s Eve, we are forecasting a year-over-year comp decline of approximately 3%. Soft sales and rising costs do not generally bode well for the quarter, and our forecast reflects those somber realities.
We are currently testing a number of new products, menu pricing initiatives and marketing that will ultimately set the table for next year. We have completed a single market grill advertising test with positive results. In 2008 we will increase our overall marketing spend at the Bistro to approximately $10 million or slightly more than 1% of sales. With regards to pricing, while we continue not to believe that pushing price — we continue to believe that pushing price in a soft consumer environment is generally not a recipe for success, we are also cognizant of the long-term upward slope of our labor line. Thus we will look to take a modest price increase early next year.
So is our little Chinese food world coming to an end? We just don’t think so. While we’re undoubtedly facing strong sales headwinds in various geographies, it is unlikely these trends will persist forever. Our unit level economics can withstand the near term turbulence that we’re experiencing. We will continue to build new restaurants so long as those investments make economic sense. While there are pockets of the country that that do not warrant additional capital dollars, there continues to be many areas that do. Consequently we intend to develop 18 new Bistro restaurants in 2008, which should drive about a 13% increase in store weeks versus this year. Ultimately our business comes down to food, service and ambience. We will maintain our focus on the basics and strive to provide a quality dining experience to each and every guest that walks through our doors. With that, I will turn it over to Mark.

Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
Thanks, Bert. Given the level of detail that Bert and Russell gave you on the third quarter forecast variances, I will spare you the rehash of that data. If there are any questions we can help you with, please ask. There are a couple of items for the quarter, however, I do want to touch upon.
The first is why our tax rate is so low, and it may be helpful to review why our tax rate has historically been relatively low. Like many restaurant companies, we participate in a tip credit program whereby we get a dollar for dollar federal tax tip credit equal to our portion of FICA taxes for all reported tip wages, as long as our aggregate tip reporting remains above a certain threshold. Since these tip credits are not tied directly to income, shifts in our forecasted income may have a significant impact on our effective tax rate. Our reduction of projected pre-tax income for this fiscal year reduced our effective tax rate expectations from 27.5% to 26.25% as tip credits have a greater impact. The Q3 rate includes a cumulative impact of adjusting Q1 and Q2 rates from 27.5% to 26.25%, giving us an effective tax rate of 21.5% for the quarter.
Second, we saw about a $0.02 benefit in the quarter from partner investment expense, due to buyouts at Pei Wei and Bistro partners continuing to switch to the new incentive compensation program. In total, we bought out 47 partner interests during the quarter, leaving us with 92 partners at the Bistro and 33 at Pei Wei. Switching gears to our forecast, for the remainder of 2007, we’re currently projecting full year 2007 results of $1.19, which means we have brought down our guidance for the fourth quarter by $0.11, which is split pretty evenly between the two concepts. Let me take a moment now to summarize the major changes to our forecast. We took fourth quarter revenue down by $3.4 million at the Bistro and $3.6 million at Pei Wei, reflecting our expectations of continuing challenges in the economic environment, and the trends that we saw in September.
Bistro restaurant operating margin is coming down 70 basis points, primarily related to recent unfavorable trends in labor rate, and operating expenses as well as some sales deleverage. Pei Wei is reducing operating profit margins by 270 basis points, primarily as a result of shifting marketing spend to the fourth quarter, as well as the impact of deleverage. As Russell mentioned, about $600,000 in marketing spend that was forecasted to be spent in Q3 has now been pushed into Q4. Also, we have adjusted our effective tax rate to 26.25% from 27.5% as previously noted.
If you are comparing our Q4 forecast to the prior year, you will see we expect to be $0.11 below Q4 2006. Please keep in mind that we had a number of quarterly adjustments in 2006 that helped us deliver $0.34 against the forecast of $0.26. These items included favorable equity compensation of $0.04, favorable partner investment expense of $0.03, and favorable workers comp and group medical of around $0.06. These items were partially offset by higher professional and legal fees, as well as higher income tax expense. The net of these amounts was a $0.08 favorable variance to our original Q4 2006 forecast of $0.26. So the apples-to-apples comparison is $0.26 last year, versus our projected $0.23 this year, which is pretty much in line with how we trended in Q3, $0.20 this year versus prior year of $0.25.
Now let’s take a quick look at the balance sheet and cash flow for the third quarter. We ended the quarter with $4.6 million in cash and generated a total of $27 million in cash flow from operations during the quarter, which was consistent with the prior year. We spent $51.6 million in CapEx this quarter, which exceeded our operating cash flow by $24.5 million. As a result, we borrowed an additional $20 million on our credit line this quarter to help finance our new store growth. This brings our total borrowings at the end of the quarter to $30 million. Additionally, due to our increased partnership buyout activity, intangible assets are up from $12.6 million at year end to $21.8 million at the end of the third quarter and minority interest decreased from $33.3 million at year end to $18.2 million at the end of the quarter.
We estimate our CapEx spend for 2007 to be between 125 and $130 million net of TI allowances. This is an increase from our previous forecast of 120 to $125 million, primarily due to timing of new store openings in early fiscal 2008, combined with the acceleration of the grill rollout. We expect to open four new Bistros in Q1 2008 versus only one Bistro in Q1 of this year, and some of these costs will be incurred during the fourth quarter of 2007. Switching gears to summarize the 2008 development, we expect to open 18 new Bistros, which should drive a 13% increase in sales weeks in fiscal 2008. At Pei Wei, we plan to open 25 new locations which should translate into about a 26% increase in sales weeks. Of these 25 new Pei Wei restaurants, 19 will be located in markets we have recently entered and in underpenetrated markets while the remaining six will be in existing mature markets.
When we talk to you again in February, we will give you our EPS guidance for fiscal year 2008. Given the uncertainties in our top line and operating expenses as well as what to expect from our marketing and other initiatives that we described during this call, we frankly need more time to consider the overall impact. As Rick mentioned earlier, our Board of Directors has authorized an additional $50 million share buyback, which brings our total authorization to $100 million over the next two years. As previously mentioned, we were in talks with a potential acquisition partner during the quarter and thus felt that we were in possession of material nonpublic information that precluded us from trading in our shares. With that in the past, we will repurchase shares on an opportunistic basis. Obviously we’re not at liberty to share the specifics of what our buyback triggers are but our opportunistic philosophy remains in place.
With the decrease in Pei Wei development coupled with the moderation of the Bistro development we expect our CapEx for 2008 to be down by about 20 to $25 million compared to fiscal 2008. These funds along with $150 million credit facilities will be available to support our share buyback plan. Before we open the call to questions, let me provide you with our Q4 revenue and earnings release dates. We’ll release revenue on January 3rd and earnings on February 13th. With that, let’s open the call up for questions. Operator?

QUESTION AND ANSWER
Operator
(OPERATOR INSTRUCTIONS). Our first question is from Ashley Woodruff. You may ask your question, and please state your company name.
Ashley Woodruff - FBR — Analyst
FBR. A couple of questions. I guess first for Bert, can you talk a little bit more about your decision not to slow the unit growth at the Bistro further? I think given obviously what we’ve seen recently, as you said you still have some room to have decent economics given the recent same-store trends, but I guess if things continue to slow down over the next year or so, I guess I am curious why not take the opportunity just to slow the Bistro growth a little bit more?
Bert Vivian - P.F. Chang’s China Bistro, Inc. — President — PF Chang’s
Hi, Ashley. I think you raise a great point. We don’t necessarily feel like the current environment is going to continue forever. There are some great opportunities out there for us. We have some great partners with respect to real estate all across the country. We feel pretty confident that we can drive great returns on the 18 new restaurants we’re going to build next year. To your point, I will tell that you we are cautious in several areas of the country right now. When it comes to 2009 and 2010 development, we tend to look at our current operating performance in somewhat real time when it comes to making our real estate decisions, and there is no question that the softness that we’ve had over the last few quarters has impacted our ability to approve a number of sites. This will work its way into the system, but I also believe that the sun will shine on us again at some point in time in the future, and we can’t necessarily get too morose about the environment we’re currently sitting in.
Ashley Woodruff - FBR — Analyst
Okay. And I guess a similar question for Russell. Would the stores that you’ll open in 2008, will you wait to see how those perform before you start really focusing on the 2009 pipeline and will we expect to see a bit of a delay or are you kind of going ahead into 2009 right now kind of assuming 2008 performances you expect?
Russell Owens - P.F. Chang’s China Bistro, Inc. — EVP, President — Pei Wei
We are in 2009 in terms of our pipeline now. We will continue down the same strategic path of filling out our under penetrated markets and being real opportunistic in our penetrated markets. We will not engage any site work or looking for new markets until we see how our marketing and performance in these newer markets plays out through the balance of this year and into 2008. We’re not — we haven’t shut down the pipeline. We don’t want to get caught in a scenario where we have new markets that we’re sort of halfway in and go ahead and reach minimum penetration levels, and we’ll evaluate that point. We have some time before we need to make those kind of decisions with the time frame of development cycle at Pei Wei.
Ashley Woodruff - FBR — Analyst
Thank you.
Operator
Our next question comes from John Glass. You may ask your question. Please state your company name.
John Glass - CIBC World Markets — Analyst
Thanks. It is CIBC. Can you talk about what the total impact has been for the Bistro this year, Bert, from the Grill, China, some of the things at least we can get basis for what costs you may avoid next year?
Bert Vivian - P.F. Chang’s China Bistro, Inc. — President — PF Chang’s
Hey, John, this is Bert. The new China is roughly going to cost us about 750 to $1 million this year. The grill rollout as I mentioned, in terms of impacts on the P&L, we had a direct write off on some equipment that we replaced in the restaurant. That totaled about $150,000. As I mentioned, we’ll probably see a like amount in the fourth quarter, and a little drip and drab of that into the first quarter of next year.
John Glass - CIBC World Markets — Analyst
So a $1.3 million essentially that ran — up to $1.3 million that ran through the P&L this year through the Bistro that doesn’t have to be repeated next year, correct?
Bert Vivian - P.F. Chang’s China Bistro, Inc. — President — PF Chang’s
I certainly hope we don’t have to repeat that again next year, no.
John Glass - CIBC World Markets — Analyst
Got you. Russell, on the Pei Wei labor model, are you talking about just a quick subtle refinement or are you rethinking maybe even the labor format entirely, removing some of the table service? How pro found a change do you think you need to make to labor model?
Russell Owens - P.F. Chang’s China Bistro, Inc. — EVP, President — Pei Wei
We’re thinking about everything. We’re looking at fine tuning all the way to sort of redefining how we staff and execute the restaurants. It is more than just a little fine tuning necessary to hit our goals.

John Glass - CIBC World Markets — Analyst
Okay. This is embarrassing, but twice you said the word buyout and both times I must have been spacing out. I don’t know what buyout you were talking about. You were negotiating for what?
Russell Owens - P.F. Chang’s China Bistro, Inc. — EVP, President — Pei Wei
I am not sure I understand.
John Glass - CIBC World Markets — Analyst
The term you used the term — not you. Somebody used the term buyout that you were negotiating. That’s the reason you couldn’t buy stock back during a period.
Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
We were in conversation with a potential strategic partner to bring a Japanese business into the Company, and while we were in conversation we felt like we had material information that was not public, so we chose not to work against our $50 million authorization in buying back stock.
John Glass - CIBC World Markets — Analyst
Okay. Thank you.
Operator
This question comes from David Tarantino. Please state your company name.
David Tarantino - Robert W Baird — Analyst
It is Robert W Baird. Mark, just a question on the broader margin outlook, I know it is early for ‘08, but given all the costs pressures and the spending that you’re planning on the marketing side, what type of comps might you need to see break even point on margins next year?
Rick Federico - P.F. Chang’s China Bistro, Inc. — CEO
You’re absolutely right. There are a lot of moving parts that we’re still trying to pull together. We believe 2008 is going to be challenging from an operating margin perspective since we haven’t given you all that guidance, difficult to give you a whole lot of color, but one thing that we are certain about is next year we’re going to continue to see pressure on multiple lines at both concepts. The cost of sales lines the majority of our proteins are annually contracted, and that represents roughly over 50% of our total cost of sales, and we completed substantially all of the contracts for fiscal 2008, and as you might expect the well publicized pressure on corn and soybeans has led to an increase in those contract prices and in addition, we expect to see an increase in wok cooking oil also derived from soybeans.
We also expect with all of the noise around minimum wages, a lot of the states have indexes associated with that, and a lot of states are contemplating new initiatives on the ballots. We’ll continue to see a lot of pressure there. I think you heard Rick talk about Pei Wei taking a 200 basis point price in 2008. We believe the majority of that price is going to go against absorbing these inflationary-type issues, both from cost of sales and labor and other types of inflationary aspects on our P P&L line.
David Tarantino - Robert W Baird — Analyst
And then in terms of the level of comps or traffic you might need to possibly hold margins flat, any thought on that?
Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
I think there is a lot of initiatives that are currently going under way that should help us take out some of those expenses. You heard Russell talk about some of the initiatives. You heard Bert talk about some of the initiatives. I think when you look at the overall expense environment and couple it with the initiatives that are going on, we believe that the price that we’re going to take should cover all those expenses.
David Tarantino - Robert W Baird — Analyst
Okay. That’s helpful, and then, Bert, on the Bistro Grill menu and the tests of the marketing, can you give any color on what you saw in the single market tests related to maybe the traffic lift that you’re seeing and when might you start more aggressive advertising?
Bert Vivian - P.F. Chang’s China Bistro, Inc. — President — PF Chang’s
David, this is Bert. I prefer not to get into that too much, simply to say that it was positive. I wouldn’t want people to begin extrapolating results from a single market across our system that might be a little dangerous. I think that given our results there and the confidence that our team has with those results, you will see us beginning to spend a little money in the first quarter of next year, and we will probably attack one of our weakest markets first, which will be California.
David Tarantino - Robert W Baird — Analyst
That’s helpful. Thanks.
Operator
Thank you our next question is from Sharon Zackfia. You may ask your question. Please stated your company name.

Sharon Zackfia - William Blair — Analyst
William Blair. I think you Bert, mentioned you’re increasing the marketing budget at Bistro to $10 million next year. Can you remind us what it was this year?
Bert Vivian - P.F. Chang’s China Bistro, Inc. — President — PF Chang’s
We will be somewhere I will say in the 3 to $4 million this year.
Sharon Zackfia - William Blair — Analyst
And then separately, on the labor wage increase that you saw at the Bistro, is there any — obviously I know there was a minimum wage increase and so on, but sounds like it was above and beyond what you expected. What helps contribute to that?
Bert Vivian - P.F. Chang’s China Bistro, Inc. — President — PF Chang’s
I think an overall tight labor market, Sharon, helped to contribute to that. I don’t think that should be a surprise to anybody, so coupled with some of the increases we saw at mid-year, I think that helped push that number a little higher than we were expecting.
Sharon Zackfia - William Blair — Analyst
I think last year you did some labor arbitrage with the servers and the bussers. Is there any opportunity to kind of refine the Bistro’s model a little bit more to help on that labor line?
Bert Vivian - P.F. Chang’s China Bistro, Inc. — President — PF Chang’s
Sharon, I think the term labor arbitrage is one that people outside the Company use. It is certainly not something we meant to do internally, and the fact of the matter is we are doing everything we can to provide great service to our guests which is generally not a function of reducing the number of head count. We didn’t reduce our head count last year nor do we expect to do it this year or next.
Sharon Zackfia - William Blair — Analyst
Thanks.
Operator
Thank you. Next question is from Destin Tompkins. You may ask your question and please state your company name.
Destin Tompkins - Morgan Keegan — Analyst
Morgan Keegan. Thanks. Bert, I had a question on the — you guys had talked about a dessert program at the Bistro. Can you give us some color on what the rollout schedule might look like there?
Bert Vivian - P.F. Chang’s China Bistro, Inc. — President — PF Chang’s
Well, we haven’t completed that test yet. We have it in about, oh, maybe seven or eight restaurants currently. We’re going to be a little bit more aggressive with it in the fourth quarter than we had originally planned. We’ll probably infiltrate the state of California with our desserts in the fourth quarter, so I would say that as we move into next year within the first oh, three or four months of the year, my guess is that most of the restaurants in our system will see a new dessert offering. Thus far our guests have responded very positively to it, and I think it is a great offering to help round out the meal here at the Bistro.
Destin Tompkins - Morgan Keegan — Analyst
That’s helpful. And on the grill menu on some of the early restaurants that implemented, is there enough data there that you can maybe just give us some more color on what those — what the trends have been? Have they been able to sustain better trends or was it an initial pop? Is there anything you can give us on maybe the restaurants that have a little bit more data under their belt?
Bert Vivian - P.F. Chang’s China Bistro, Inc. — President — PF Chang’s
I will give you just a little nibble. The trends in all of our earlier restaurants we’ve seen the percentage of the grill item that is our guests have enjoying have increased across the board, so as stores mature and as our guests get to understand, recognize and understand the grill, we’ve seen a pickup in the activity. Again, other than one single market we haven’t put any type of awareness behind it, so we feel very positive about the early direction of the grill which obviously went a long way towards our thought process in terms of accelerating that roll I couldn’t tell.
Destin Tompkins - Morgan Keegan — Analyst
One quick one for Mark. You mentioned the tax rate being a little lower. Is there any reason we should expect the tax rate would go back up in 2008 or what should we expect there?
Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
We certainly hope it would. That means we would be making more money, so as we talk about the tax tip credit is really a — has a larger impact the less money you make, so when we look at 2008 you probably would expect it to go up somewhat of 26.25, probably more in line with what we forecast this year at the 27.5 range.

Destin Tompkins - Morgan Keegan — Analyst
Great. Thank you.
Operator
Thank you next question is from Joe Buckley. You may ask your question and please state your company name.
Joe Buckley - Bear Stearns — Analyst
Bear Stearns. First a couple of follow-ups. Bert, is there a program you’re talking about, is that the mini desserts that you made reference to.
Bert Vivian - P.F. Chang’s China Bistro, Inc. — President — PF Chang’s
Yes, it is, Jim.
Joe Buckley - Bear Stearns — Analyst
And you mentioned that the food contracts for most of your proteins are done. Could you share with us what that cost looks like year-over-year on a percentage basis?
Rick Federico - P.F. Chang’s China Bistro, Inc. — CEO
Our cost of sales tends to trend within a certain band, and we expect to trend probably probably at the higher end of the band you’ve seen over the last few years.
Joe Buckley - Bear Stearns — Analyst
Okay. And that’s factoring in the price increases you’re plan as well for ‘08?
Rick Federico - P.F. Chang’s China Bistro, Inc. — CEO
No. That would be just the overall basis point impact.
Joe Buckley - Bear Stearns — Analyst
I think you’re losing me. Say that again. You’re expecting food costs as a result of these contracts to be at the upper end of what we’ve seen historically?
Rick Federico - P.F. Chang’s China Bistro, Inc. — CEO
Yes. If you go back to 2003, 2004, and look at those rates that were 28%-ish, it is probably going to be somewhere in there even with the price increases probably be somewhere in that range.
Joe Buckley - Bear Stearns — Analyst
Okay. And, Bert, another question on the grill, maybe you shared this with us in the past. I don’t recall. What are the investment costs involved?
Bert Vivian - P.F. Chang’s China Bistro, Inc. — President — PF Chang’s
It depends on the restaurant, Joe. Some restaurants are easier to slip this grill in than others. Generally speaking per restaurant, we’re talking in the 35 to $40,000 range.
Joe Buckley - Bear Stearns — Analyst
Okay.
Bert Vivian - P.F. Chang’s China Bistro, Inc. — President — PF Chang’s
That’s all inclusive of all the equipment we’re putting in which actually goes beyond the grill.
Joe Buckley - Bear Stearns — Analyst
Okay. Those are all my questions. Thank you.
Operator
Thank you. Next question is from Nicole Miller. You may ask your question and please state your company name.
Nicole Miller - Piper Jaffray — Analyst
Piper Jaffray. Thank you. In terms of the Grill, was the number, Bert, you’re in 115 stores with Grills?
Bert Vivian - P.F. Chang’s China Bistro, Inc. — President — PF Chang’s
I think we’re in about 115 or so currently with another 25 or so coming in the fourth quarter from today. We already put some in at the beginning of the quarter.
Nicole Miller - Piper Jaffray — Analyst
When would we start seeing that impact come?

Bert Vivian - P.F. Chang’s China Bistro, Inc. — President — PF Chang’s
Well, I would like to tell you you’re seeing a little now, but it’s a battle of the pygmies out there. We’re seeing a slight lift in those restaurants that have grills versus those that don’t. Unfortunately with the environment that we’re in right now, we’re pushing on a string a little bit, but I think that as we continue to introduce our guests to again a little bit new and different product at the Bistro, we have seen success on a measured basis, and I think that as we move into ‘08, we expect to see that success continue.
Nicole Miller - Piper Jaffray — Analyst
Looking into Bistro next year, you made a lot of adjustments whether it is plates or menus, grills, et cetera. First of all, what will you do next year and in a perfect world what would you like to do? Is there anything coming that’s a bit — not revolutionary but evolutionary in terms of even decor outside the whole package or anything of that nature?
Bert Vivian - P.F. Chang’s China Bistro, Inc. — President — PF Chang’s
I hope we’re picking up the fruit from all of our efforts over the last year or so, that would be in a perfect world what we would be doing. I will tell you that as we look into 2008, in terms of the velocity of change, I think that will slow down. The introduction of the grill, we mentioned the potential introduction of our new dessert offering is plenty for us to chew on and absorb over the next year. We will introduce perhaps a couple of new menu products, but there won’t be any sweeping changes with respect to our menu in 2008. We hope that the environment improves a little bit. We fully intend to continue to execute at a high level. If those things happen, I think we’ll have a much better year in ‘08 than ‘07.
Nicole Miller - Piper Jaffray — Analyst
I don’t know if I am even asking the right question here, and if I am not, you can redirect me, but in terms of increasing frequency, is it more important for you to get a new customer that will try a grill item or somebody that would increase frequency because of, for example, like a dessert? What does it mean to mix shift or margins, et cetera?
Bert Vivian - P.F. Chang’s China Bistro, Inc. — President — PF Chang’s
Nicole, frankly I will take any guests, whether they’re new or old at this point. We like to make sure that we’re offering our guests the full menu range, so if you and I go to our restaurant tonight, I would love for us to be able to experience the entire menu, which would include obviously a cocktail or two before, some great appetizers and entrees, and finish it off with a nice little dessert and maybe an espresso, so to the extent that we have existing guests coming into our restaurant, I would certainly love to be able to avail them to all of our offerings to the extent they bring friends with them who maybe haven’t been to the Bistro, I would love to be able to offer them some of our new grill offerings. We are somewhat agnostic at this point in terms of what type of guest it is. We clearly love to get more frequency out of our existing guests. We certainly won’t discriminate against new guests that happen to come into our restaurant.
Nicole Miller - Piper Jaffray — Analyst
I can’t promise, but I will at least try to do takeout tonight.
Bert Vivian - P.F. Chang’s China Bistro, Inc. — President — PF Chang’s
You need to spend more money with us tonight.
Nicole Miller - Piper Jaffray — Analyst
One more final question, Russell. I know it is early to talk about the marketing that just started in September and October but can you share with us in the test phase of marketing what the results were and how do customers perceive Pei Wei at this point?
Russell Owens - P.F. Chang’s China Bistro, Inc. — EVP, President — Pei Wei
Sure. Again, it is very early. What I can tell you is the direct mail drops that we have done in Minneapolis and Detroit have seen redemption rates at twice our historical average in about a third of the time, so we feel good that we’re getting people’s attention, we’re getting them into the restaurants and anecdotally a large number, large percentage of those are first-time guests which is what we’re hopeful would happen, and we’ve seen a lift in sales in those restaurants and those markets beyond their trends prior to the introduction of the marketing or compared to other restaurants that don’t have the marketing, but I will caution that with direct mail only pays off if the long-term run rate post the offering period is a higher level than it was pre-, and we haven’t gotten to that point yet, so I can’t speak to that.
Nicole Miller - Piper Jaffray — Analyst
Just more quantitatively, is the feedback they’re giving you, does that merit what you think — what you guys as a team think Pei Wei is? Are those two things the same or do you have to start all over and educate them on the brand? I realize some of them are new, but how —
Russell Owens - P.F. Chang’s China Bistro, Inc. — EVP, President — Pei Wei
A couple things. The marketing piece is different. It is designed to educate them on the brand. It was also designed with the previous research in hand that told us what our existing core customers loved about the brand, and again anecdotally what they’re saying when they come in and tell our manager sincerely they love everything our existing customers have loved about the brand. Is that kind of what you’re asking?
Nicole Miller - Piper Jaffray — Analyst
Thanks so much, guys.
Russell Owens - P.F. Chang’s China Bistro, Inc. — EVP, President — Pei Wei
You bet.

Operator
Our next question is from Bryan Elliott. You may ask your question and please state your company name.
Bryan Elliott - Raymond James — Analyst
Raymond James. Good afternoon. Just wondered, refresh my memory on something. Do I recall correctly, and I didn’t get a chance to look it up, in the past you have had some accretion with respect to stock repurchase decisions? Have you had an accretion requirement to pull in the trigger or is there any parameters that surround the repurchase decisions going forward?
Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
In Q3 we did talk about Q2 at the end of Q2 call we talked about having an accretion model set up to facilitate the buyback. Our view on it prospectively is we are going to look at it opportunistically. It doesn’t necessarily have to be accretive in the current year for us to pull that trigger.
Bryan Elliott - Raymond James — Analyst
Okay. That is a change. Thank you.
Operator
Thank you. Next question is from Matt DiFrisco. You may ask your question and please state your company name.
Matt DiFrisco - Thomas Weisel Partners — Analyst
Thomas Weisel Partners. I guess, Russell, first question I have is with respect to Pei Wei, it has been a couple of years of struggles with new markets and stores and not only just the current macro environment, but seems like there were other brands in quick casual that are doing relatively robust same-store sales trends amidst strong square footage growth even in the downturn here they slowed but haven’t slowed at much. Do you think it is being identified as a quick casual and do you think there is a problem there maybe with ongoing with the real estate that maybe we thought was solved earlier in the year and was part of the plan for ‘07’s turn around?
Russell Owens - P.F. Chang’s China Bistro, Inc. — EVP, President — Pei Wei
I don’t think there is a problem with the real estate in our current development. We’re just now starting to realize the change in strategy from a couple of years ago or eighteen months ago on the development strategy. For Detroit, for example, we opened three restaurants in a relatively short period of time. We’ll have two more early next year, and we are just now turning on some marketing support because we can effectively do that and our performance in Detroit is a lot better than it was in Minneapolis and other markets that we’ve opened historically the old way. It is still early to make that call.
In terms of where the guests put us, our research will tell you they definitely put us in the upper end of quick casual, different shall be say a Chipotle on the lower end of casual, would be on the lower end of quick casual, not that one’s better than the other, but we’re positioned differently, and that might have some impact. Our site model — our trade area valuation and our site model and where we look to put our restaurants is basically the casual dining consumer. To the extent that the casual dining consumer is being affected by the macro issues, it is having a similar impact on us.
Matt DiFrisco - Thomas Weisel Partners — Analyst
Right. That’s what I am trying to figure out is why is there a divergence now for some time between this brand’s trends and other brands, whether it is a Chipotle or a Panera. Mark, speaking about the ‘08 outlook, we’ve heard a lot about headwinds of cost pressures for ‘08 but you’re doing a pretty meaningful slowdown on growth on a brand that’s been dilutive to the business as far as not an earnings contributor. What type of margin contribution should we see as an improvement from not only plain just less preopening but also the drop-off in twelve or so stores from year-over-year that are opening the last couple years in low single-digit operating margins and then also at a follow-up on, is there any opportunity for getting the Pei Wei guys to switch over to what you’ve done with the Bistro as far as switching over to a cash compensation rather than the partnership model that was previously employed?
Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
When we — one of the reason that is we are slowing down Pei Wei is to get a handle around how do we increase the profitability in that concept, and as Russell talked about, with the headwinds of operating margin line items in labor and cost of sales and so forth, it becomes even more difficult, so by slowing it down it does give us an opportunity to go in and put the initiatives in place that will help bring into line especially on the labor component the rates that we need to drive the return that is we’re looking for even in a challenging top line environment, so if we’re currently running between the 35 and $37,000 a week, we need to have a model that will be able to deliver those results. You can figure the math out just as easily as anyone. We are going to have savings in the preopening line, roughly $150,000 a store. We are going to have savings in the partner investment expense line, and we are anticipating as we go into more of the existing markets on the 25 stores that we open that we will have higher operating margins from the get-go, and on those openings, so we do expect Pei Wei — the changes to have a significant impact on our 2008 EPS performance.
Matt DiFrisco - Thomas Weisel Partners — Analyst
Okay. So it is safe to assume you’re going to — we would assume, then, earnings growth or EBIT growth would be faster than your guidance for implied guidance around 15% top line growth for ‘08?

Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
Well, we haven’t given you that guidance on EPS yet, but we will give you that when we talk to you again in February.
Matt DiFrisco - Thomas Weisel Partners — Analyst
Okay. I am just trying to understand, though, it will be your preferences for margin expansion rather than reinvestment to try and correct or turn around the brand?
Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
Yes. That would — we would hope that would be the case.
Matt DiFrisco - Thomas Weisel Partners — Analyst
Thank you.
Operator
Thank you. (OPERATOR INSTRUCTIONS). Our next question is from Paul Westra. You may ask your question and please state your company name.
Paul Westra - Cowen & Co — Analyst
Hi, thanks, it is Paul Westra at Cowen, a follow-up question or similar one anyway, to I guess a bunch of comments already made on ‘08 and I don’t even I don’t want to pin down too much on the outlook, but question is relating to pricing and obviously potential margins, and I guess philosophically, are you trying to take price sufficient to cover any margin degradation, call it a flat traffic outlook next year?
Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
That would be — when we look at 2008 and we analyze all of the different cost pressures that we are seeing and experiencing and expect to continue to see in 2008, our thoughts around pricing has been — we are going to protect our restaurant operating margins historically and prospectively when we look at taking price and we’re very cautious when we take price. We take price on cost items that we believe to be permanent increases in our operating model. That historically has been labor. We expect that to continue to be the case going forward. Labor is an ever increasing line for us. On the cost of sales line, that kind of ebbs and flows if you go back and look at it. One year you experience higher cost of sales, and the next year you’ll be a beneficiary of lower, so we typically don’t take price against cost of sales, but when we look at the overall pressure that we’re seeing in 2008 coupled with all the initiatives that we have going on to try to drive some of the costs out, our intention is that we will try to do the best that we can to protect our operating margin.
Paul Westra - Cowen & Co — Analyst
When you mention Joe’s question like food costs, could be closer to 50 basis points higher, is that before you take any price? Is that what you’re referring to because I don’t know how you overcome a 50 basis points head wind on cost of goods sold after pricing?
Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
I haven’t given you a number on cost of sales, but we do expect to see significant pressure on cost of sales line next year.
Bert Vivian - P.F. Chang’s China Bistro, Inc. — President — PF Chang’s
Paul, this is Bert. Part of that pressure at least at the Bistro will be a little change in product mix. Our grill items have a higher cost of sales component than some of our non-grill items, so part of that pressure will be from product mix.
Paul Westra - Cowen & Co — Analyst
Okay. That’s helpful. Thank you.
Operator
Our next question is from Larry Miller. You may ask your question and please state your company name.
Nicole Miller - Piper Jaffray — Analyst
It is Larry Miller with RBC. I apologize if you answer this had but I heard you were having issues with manager turnover. Is that the case and why is that the case in fact? Can you help me understand that? Thanks.
Russell Owens - P.F. Chang’s China Bistro, Inc. — EVP, President — Pei Wei
Manager turnover is always an issue in our sector of the business the industry we’re told it runs at 40% which is higher than the full service sector, and we would like to be under that number, and we’re not, and so we have both brands last year did management surveys to sort of figure out how we can make their lives better, and their tenure longer, and we’ve implemented some things to make improvements there. The rapid growth puts pressure and strain on the system and creates a system of very green managers, and we’re focused on improving their training and development and improving their tenure, so we can benefit from the training and development in the system and just again mitigate some of the pressure of growth in the system on the average tenure of our management, so it is an issue. I would love to see it lower. It is not a crisis, but it is an issue for us for sure.

Nicole Miller - Piper Jaffray — Analyst
Bert, has your experience been any different than Russell’s? Our turnover really hasn’t moved much, Larry. It has been fairly consistent. As a matter of fact, over the past two years across our management team it has actually declined. It has actually declined in our front of the house over the past year, so our experience there has been fairly good. Thanks, guys.
Operator
Thank you. At this time I am showing no further questions. I will turn the call back over to Mark Mumford for final remarks.
Mark Mumford - P.F. Chang’s China Bistro, Inc. — CFO
Great. Thanks for joining us today. Just remind you a few dates, we’ll release revenue on January 3rd and we’ll talk to you again on February 13th. Thanks again. Bye-bye.
Operator
This does conclude today’s conference. We thank you for your participation. At this time you may disconnect your lines.